Exhibit 3.1

COLONY CAPITAL, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT

FIRST    The charter of Colony Capital, Inc., a Maryland corporation (the Corporation”), is hereby amended by deleting existing Article II in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE II
NAME
The name of the corporation (the “Corporation”) is
DigitalBridge Group, Inc.

SECOND    The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD    These Articles of Amendment shall become effective as of 4:00 p.m. Eastern time on June 21, 2021.

FOURTH    The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and President and attested to by its Secretary on this 21st day of June, 2021.

ATTEST		COLONY CAPITAL, INC.

/s/ Ronald M. Sanders		/s/ Jacky Wu
Name:	Ronald M. Sanders	Name:	Jacky Wu
Title:	Executive Vice President, Chief Legal Officer & Secretary	Title:	Executive Vice President & Chief Financial Officer
Signature Page to Articles of Amendment